Exhibit 99.11(a)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

September 21, 2009

Morgan Stanley Emerging Markets Debt Fund, Inc.

522 Fifth Avenue

New York, New York  10036

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley Emerging Markets Debt Fund, Inc., a Maryland corporation (“Emerging Markets Debt”), in connection with the proposed reorganization pursuant to which Emerging Markets Debt will acquire substantially all of the assets and assume substantially all of the liabilities of Morgan Stanley Global Opportunity Bond Fund, Inc., a Maryland corporation (“Global Opportunity Bond”), pursuant to an Agreement and Plan of Reorganization dated as of June 19, 2009 (the “Reorganization Agreement”) in exchange for shares of common stock of Emerging Markets Debt to be distributed thereafter to stockholders of Global Opportunity Bond (the “Reorganization”).  This opinion is furnished in connection with Emerging Markets Debt’s Registration Statement on Form N-14 8C under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the common stock of Emerging Markets Debt, with a par value of $0.01 per share (the “Shares”), to be issued in the Reorganization.

We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion.  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, dated September 21, 2009.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the stockholders of Global Opportunity Bond of the Reorganization Agreement, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable (except for the potential liability of stockholders described in the Proxy Statement and Prospectus under the caption “Description of Capital Stock”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Dechert LLP

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